Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Third Quarter 2013 Results

Net Revenues up 17.0%;  EPS $0.11

PHOENIX — October 31, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter ended September 28, 2013.

Third Quarter 2013 Highlights

For the third quarter of 2013 compared to the third quarter of 2012:

•                  Net revenues increased 17.0% to a record $54.5 million, or 19.7% adjusting for the prior year sale of the Company’s DSD business.

•                  Diluted earnings per share were $0.11, compared to $0.09.

•                  Signed letter of intent to purchase Fresh Frozen Foods, LLC, a frozen vegetable processor.

Quarter Overview

Consolidated net revenues for the 2013 third quarter were $54.5 million, an increase of 17.0% compared to the prior year, or an increase of 19.7% adjusting for the prior year sale of Inventure’s DSD business.  The increase in net revenues for the quarter was largely driven by a 20.8% increase in the healthy/natural portfolio over the prior-year period.  Gross profit increased $0.6 million to $10.1 million, compared to $9.5 million in the prior year.  Gross profit margin declined 190 basis points to 18.4% from 20.3% last year, primarily due to a decrease in sales of T.G.I.Friday’s® products.  Selling, general and administrative expenses of $6.4 million remained relatively consistent to the prior year expense of $6.5 million, but decreased 230 basis points as a percentage of net sales compared to prior year.  Net income increased $0.4 million to $2.1 million compared to $1.7 million in the prior year.  Consolidated EBITDA increased 26.3% to $5.2 million, or 9.6% of net revenues.

Frozen segment net revenues increased 20.5% to $27.5 million.  Net revenues for frozen berries increased 33.0% for the quarter due to continued sales growth of branded frozen fruit, primarily due to the addition of Willamette Valley Fruit Company.  Net revenues from frozen beverages decreased 33.8% compared to prior year, largely due to decreased Jamba sales in the Club channel and slower growth of the frozen beverage category.

Snack segment net revenues of $27.0 million were up 13.6%, or 18.8% excluding the impact of the sale of the DSD business.  Boulder Canyon Natural Foods® net revenues increased 27.5%, offset by an 18.6% decrease in sales of T.G.I. Friday’s.  Net revenues of co-packed products increased almost 9 times over the prior year with the addition of the new co-packing agreement earlier this year.

Year-to-Date Overview

Consolidated net revenues for the nine months ended September 28, 2013 were $156.7 million.  Consolidated net revenues increased 10.7%, or 12.7% adjusting for the prior year sale of the DSD business.  The year-to-date increase in net revenues was largely driven by an 18.2% increase in the healthy/natural portfolio.  Gross profit remained relatively consistent with the prior-year period at $28.0 million and decreased 190 basis points compared to prior year.  Net income decreased 9.3% to $4.6 million, compared to net income of $5.1 million in the prior year.  Fully diluted earnings per share for the first nine months of 2013 were $0.23, versus $0.26 during the same period in 2012.  Consolidated EBITDA decreased 1.8% to $11.9 million, or 7.6% of net revenues.

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Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

Management Commentary & Future Outlook

“We are pleased with another quarter of record net revenues, realizing double-digit growth in both our healthy/natural and indulgent portfolios,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc. “Our healthy/natural products represented 63% of net revenues and sales growth of 20.8%.  The strength of our frozen fruit business allows us to consistently perform well against industry averages in the category, with a 33% increase in the quarter versus the prior year.  The addition of Willamette Valley Fruit Company to our family of brands has also proven to be a great operations play, adding to the growth of our frozen berry business in the third quarter.  When coupled with our planned acquisition of Fresh Frozen Foods, we create a formidable presence in the frozen business that we believe can drive solid sales and profit growth into the future.”

“Our Boulder Canyon brand continued its strong performance, growing 27.5% over last year, its fourth consecutive quarter of growth, reflecting the successful launch of several new products this year.  In frozen beverages, we also continue to gain market share with our Jamba-At-Home® smoothies with the introduction of the Green Fusion flavor and our recently introduced Seattle’s Best Frozen Coffee Blends.  The overall frozen beverage category has dropped over the last two quarters, but we are pleased with our sell through and anticipate continued share gains in our market-leading Jamba products and the introduction of our new Seattle’s Best Coffee branded products.”

“Our indulgent portfolio had net revenues of $20.2 million, up 17.7% from prior year, on a comparable basis.  This growth was driven by strong contributions from our co-packing and premium private label businesses as well as continued growth of our Vidalia brand.  This growth helped to offset continued softness in our T.G.I. Friday’s brand, which was down 18.6% for the quarter.  We remain committed to the return to growth of this important product line, and have been making progress by launching several new products during the year with more slated for the fourth quarter and early 2014.”

McDaniel concluded, “We believe that the investments we have made so far this year in our brands, product assortment, facilities and strategic acquisitions will continue to position us well for driving shareholder value.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s third quarter 2013 results and comment on its future outlook.  To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers.  A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana, Washington and Oregon, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net revenues	$54,514	$46,601	$156,728	$141,637
Cost of revenues	44,458	37,130	128,711	113,617
Gross profit	10,056	9,471	28,017	28,020
Selling, general & administrative expenses	6,395	6,535	20,241	19,415
Operating income	3,661	2,936	7,776	8,605
Interest expense, net	250	179	641	613
Income before income taxes	3,411	2,757	7,135	7,992
Income tax provision	1,263	1,017	2,524	2,907
Net income	$2,148	$1,740	$4,611	$5,085

Earnings per common share:
Basic	$0.11	$0.09	$0.24	$0.27
Diluted	$0.11	$0.09	$0.23	$0.26
Weighted average number of common shares:
Basic	19,473	19,031	19,329	18,737
Diluted	19,843	19,690	19,746	19,537

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 28, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$819	$419
Accounts receivable, net allowance	22,228	17,547
Inventories	41,505	27,071
Deferred income tax asset	848	1,030
Other current assets	1,072	1,323
Total current assets	66,472	47,390

Property and equipment, net	40,419	34,051
Goodwill	14,763	11,616
Trademarks and other intangibles, net	5,862	2,010
Other assets	948	827
Total assets	$128,464	$95,894

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,733	$12,178
Accrued liabilities	17,424	8,415
Current portion of long-term debt	2,785	1,646
Total current liabilities	32,942	22,239

Long-term debt, less current portion	14,013	6,897
Line of credit	17,380	10,117
Deferred income tax liability	4,019	3,968
Interest rate swaps	577	766
Other liabilities	2,849	808
Total liabilities	71,780	44,795

Shareholders’ equity:
Common stock	198	196
Additional paid-in capital	30,516	29,660
Accumulated other comprehensive loss	(262)	(378)
Retained earnings	26,703	22,092
	57,155	51,570

Less: treasury stock	(471)	(471)
Total shareholders’ equity	56,684	51,099
Total liabilities and shareholders’ equity	$128,464	$95,894

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(in thousands)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Reconciliation — EBITDA (1):
Reported net income	$2,148	$1,740	$4,611	$5,085
Add back: Interest, net	250	179	641	613
Add back: Income tax provision	1,263	1,017	2,524	2,907
Add back: Depreciation	1,478	1,196	4,023	3,474
Add back: Amortization of intangible assets	83	3	88	21
EBITDA	$5,222	$4,135	$11,887	$12,100

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

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